Exhibit 99.1

Gregory Walker	Marci Rodgers
Chief Financial Officer	Public Relations
Tel: (408) 938-6457	Tel: (925) 980-4973
Email: gregory.walker@pdf.com	Email: marci@nextstepstrategies.biz

PDF Solutions® Announces the Acquisition of Syntricity,®

Adding SaaS Capability for Characterization and Yield Management to the Exensio™ Platform

Industry-Leading Hosted Solution, dataConductor®, Extends PDF’s Global Footprint within the Fabless and OSAT Customer Base with a Proven 15+ Year Record of Successfully Serving Customers

San Jose, Ca. (July 20, 2015) – PDF Solutions Inc. (NASDAQ: PDFS), the leading provider of yield improvement technologies and services for the integrated circuit (IC) process life cycle, announced today it has completed the acquisition of Syntricity, Inc., the industry-leading hosted solution for characterization and yield management. Syntricity’s dataConductor platform is a comprehensive, enterprise-wide yield management system that leverages a thin-client architecture to provide a cloud-based Software as a Service (SaaS) or a distributed enterprise solution, allowing users to access their data anytime, anywhere.

dataConductor has been in use by many leading global fabless semiconductor companies for almost two decades. This acquisition extends PDF’s reach to those customers who prefer a SaaS solution. With the addition of dataConductor to PDF Solutions’ Exensio platform, Exensio now manages and analyzes over one petabyte of manufacturing data from PDF Solutions’ semiconductor customer base. PDF has a successful history of hosting customer data for characterization vehicles (CVs). Adding Syntricity’s hosted product data solution is a powerful extension.

Syntricity’s technology is highly synergistic with PDF Solutions’ product base and will be integrated into the Exensio platform, which includes the Exensio-Yield, Exensio-Control and Exensio-Test modules.

“Syntricity’s SaaS model and extensive reach in the fabless semiconductor marketplace will greatly enhance our ability to deliver Exensio’s differentiated capabilities across a broader customer base,” according to Said Akar, General Manager at PDF Solutions.

Key dataConductor features include:

●	Rapidly deployable and scalable SaaS model

●	Patented highly optimized “big data” warehouse

●	Highly interactive characterization and root-cause analysis tools

●	Focused intuitive drill-down production dashboards

“We are thrilled to join the PDF Solutions team, working together to enter new markets and accelerate the development of innovative yield management solutions for our customers,” said Steven Griffith, Chief Executive Officer at Syntricity. “Our combined customer base represents the lion’s share of companies in the IDM and fabless markets. We look forward to accelerating our development plans, establishing more collaborative relationships with our customers, and exceeding their expectations with a comprehensive set of solutions.”

dataConductor is available immediately for evaluation, sale and deployment. For more information, contact info@pdf.com.

Forward-Looking Statements

The statements in this press release regarding the expected performance and capabilities of PDF Solutions products and services and the statements regarding continued adoption by customers are forward looking and are subject to events and circumstances of the future. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with continued development, support, and market acceptance, and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed on March 3, 2015, for the year ended December 31, 2014, Quarterly Reports on Form 10-Q, most recently filed for the quarter ended March 31, 2015, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in this press release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

About PDF Solutions

PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of yield improvement technologies and services for the IC manufacturing process life cycle. PDF Solutions offers solutions that are designed to enable clients to lower costs of IC design and manufacture, enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design to initial process ramps to mature manufacturing operations. PDF Solutions’ Characterization Vehicle® (CV®) electrical test chip infrastructure provides the core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry. Proprietary Template™ layout patterns provide optimum area, performance, and manufacturability for designing IC products. Exensio™-Yield provides world-class variability control in manufacturing by leveraging PDF Solutions’ industry-leading yield management technology and fault detection and classification (FDC) with Exensio™-Control software. Exensio™-Test leverages integration and analysis technology that produces diagnostic and predictive information that can be used to further optimize semiconductor yields.  Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. For the Company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, dataConductor, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries. Exensio, Template and YieldAware are trademarks of PDF Solutions, Inc. or its subsidiaries.